                                                                       EXHIBIT 8

                                                                [EXECUTION COPY]
                                                                ----------------

                                    GUARANTY
                                    --------

     THIS GUARANTY is made and entered into as of this 13th day of May, 1997, by SGI Holding Corporation Limited, a Bermuda exempted company ("SGIH") ("Guarantor"), in favor of Harrah's Interactive Investment Company, a Nevada corporation ("Lender").

     THIS GUARANTY IS ENTERED INTO WITH RESPECT TO THE FOLLOWING FACTS AND
CIRCUMSTANCES:

     A. Pursuant to the Financing Agreements, as defined in that certain Funding Agreement dated as of the date hereof among Interactive Entertainment Limited, a Bermuda exempted company ("IEL" or "Borrower") and Sky Games International Ltd., a Bermuda exempted company ("SGI"), and Lender, as lender (the "Funding Agreement"), Lender has agreed to loan to IEL funds required by IEL to fund its day-to-day business activities up to the amounts set forth in the Funding Agreement. The loan is evidenced by a Convertible Promissory Note dated the date hereof (the "Note").

     B. Lender has required, as a condition to its entering into the Financing Agreements with IEL, that Guarantor guarantee, in accordance with the terms and conditions hereinafter set forth, the obligations of IEL under the Financing Agreements, including without limitation the repayment of all amounts due to Lender.

     C. The Funding Agreement is dated as of the date hereof and is being executed simultaneously with this Guaranty.

     IN CONSIDERATION OF SUCH FACTS AND CIRCUMSTANCES; TO INDUCE LENDER TO ENTER INTO THE FINANCING AGREEMENTS; AND FOR OTHER GOOD AND VALUABLE CONSIDERATION, GUARANTOR HEREBY AGREES FOR THE BENEFIT OF LENDER AS FOLLOWS:

     1. Guaranty. Guarantor hereby unconditionally guarantees to Lender, and Lender's successors and assigns, the payment of all amounts that may become payable by Borrower pursuant to the Funding Agreement and the Note and the full and punctual performance and observance of all the terms, covenants, obligations and conditions contained in the Financing Agreements to be kept, performed or observed by Borrower, for which Guarantor shall be jointly and severally liable with Borrower.

     2. Actions of Lender. Any act of Lender, or Lender's successors and assigns, consisting of a waiver of any of the terms and conditions of the Financing Agreements or the giving of any consent to any matter or thing relating to the Financing Agreements or the granting of any indulgence or extensions of time to Borrower under the Financing Agreements may be done without notice to Guarantor and without releasing the obligations of Guarantor.

     3. Modifications of Borrower's Obligations. The obligations of Guarantor shall not be released by the receipt, application or release by Lender of any security given for the performance and observance of the terms, covenants and conditions of the Funding Agreement or the Note, nor by any amendment or modification of the Funding Agreement. If the Funding Agreement or the Note is amended or modified, by Borrower and Lender, the liability of Guarantor shall be deemed to be modified in accordance with the terms of any such amendment or modification of the Funding Agreement or the Note and this Guaranty, as so modified, shall remain in full force and effect.

     4. Defenses Waived. The liability of Guarantor shall not be affected, reduced or set-off in any manner by the following events or circumstances: (a) the release, discharge or the impairment, limitation or modification of the liability of Borrower in any creditors' receivership, bankruptcy or other proceedings; (b) the rejection or disaffirmance of the Funding Agreement or the
Note in any proceeding; (c) any disability or other defense or counter-claim or right of set-off, which might be available at law or equity to Borrower or Guarantor; (d) the cessation from any cause whatsoever of the duties, obligations and liabilities of Borrower; (e) any statute of limitations affecting Guarantor's liability or the enforcement thereof; (f) any invalidity, irregularity or enforceability of or defect in the Funding Agreement or the Note; or (g) the winding up, dissolution or reorganization of Borrower; or (h) any other circumstance permitting a defense.

     5. Waiver of Subrogation. Until all the covenants and conditions in the Funding Agreement to be performed and observed by Borrower are fully kept, performed and observed, the Guarantor: (a) shall have no right of subrogation against Borrower by reason of any payments or acts of performance by the Guarantor, in compliance with the obligations of the Guarantor hereunder; (b) shall waive any right to enforce any remedy which the Guarantor now or hereafter shall have against Borrower by reason of any one or more payments or acts of performance in compliance with the obligation of the Guarantor.

     6. Term of Guaranty. This Guaranty is absolute and unconditional, shall continue in force for the entire period that Borrower and SGI may incur any liability pursuant to the Financing Agreements and shall not be impaired by any change in the Guarantor's relationship, or the complete termination of the Guarantor's relationship, with Borrower or by any other occurrence except a release in writing from the Lender; provided, however, that, any implication contained herein to the contrary notwithstanding, this Guaranty shall terminate upon the amalgamation of IEL with and into SGIH and the conversion of the obligations under the Note into the common stock, Cdn. $.01 par value, of SGI.

     7. Modification. This instrument may not be changed, modified, discharged or terminated orally or in any manner other than by an agreement in writing executed by Lender and Guarantor.

     8. Release. Lender may, without releasing, reducing, extinguishing or otherwise affecting Guarantor's liability for the full performance of all obligations under this Guaranty and full payment of all sums under this Guaranty at any time, without notice to or consent by Guarantor, release any other guarantor or party liable therefor from its obligations under the Funding Agreement or the Note.

     9. Actions Against Guarantor. The agreements, obligations, warranties and representations of the Guarantor are independent of the obligations of Borrower and, in the event of any default, a separate action or actions may be brought and prosecuted against Guarantor regardless of whether Borrower is joined therein or a separate action or actions is brought before, after or simultaneously against Borrower. Lender may maintain successive actions for defaults. Lender's rights shall not be exhausted by the exercise of any of its rights or remedies or by any such action or by any number of successive actions until and unless all obligations hereby guaranteed have been fully paid and performed. If Lender is compelled at any time to take any action or proceeding in court or otherwise to enforce or compel compliance with the terms of this Guaranty, Guarantor shall, in addition to any other rights and remedies to which Lender may be entitled hereunder or as a matter of law or in equity, be obligated to pay all costs, including without limitation reasonable attorneys' fees, incurred or expended by Lender in connection with such enforcement proceedings. Lender may resort to Guarantor for payment of any of the obligations under the Financing Agreements, whether or not Lender (i) shall have resorted to any property securing any of the obligations under the Financing Agreements or (ii) shall have proceeded against any other obligor primarily or secondarily obligated with respect to any of the obligations under the Financing Agreements (all of the actions referred to in preceding clauses (i) and (ii) being hereby expressly waived by the Guarantor).

     10. Applicable Law and Forum. This Guaranty shall be governed by and construed in accordance with the laws of the State of Tennessee. Guarantor further agrees that the determination of any action relating to the Guaranty pursuant to the terms thereof shall be either in an appropriate court of the state of Tennessee or the Unites States District Court for the Western District of Tennessee.

     11. Unenforceable Provision. Should any one or more provisions of this Guaranty be determined to be illegal or unenforceable, all other provisions shall to the maximum extent possible remain effective.

     12. Entire Agreement. This Guaranty shall constitute the entire agreement of Guarantor with Lender with respect to the subject matter hereof.

     13. Successors and Assigns. This Guaranty shall inure to the benefit of Lender, Lender's successors and assigns. This Guaranty may not be assigned by Guarantor without the consent of Lender.

     14. Notices. All notices and other communications to be delivered or made hereunder shall be in writing and shall be (i) delivered personally, (ii) sent by postage prepaid certified mail, return receipt requested, (iii) sent by express courier service or (iv) sent by facsimile at the following addresses or at such other addresses as shall be described in written notice as provided herein:

     Guarantor:         SGI Holding Corporation Limited
                        595 Howe Street, Suite 1115
                        Vancouver, British Columbia V6C 2T5
                        Attn: Malcolm P. Burke
                        Facsimile No.: 604-687-8678

     With a copy to:    Altheimer & Gray
                        10 South Wacker Drive, Suite 4000
                        Chicago, Illinois 60606
                        Attn: Andrew W. McCune, Esq.
                        Facsimile No.: 312-715-4800


     Lender:            Harrah's Interactive Investment Corporation
                        1023 Cherry Road
                        Memphis, Tennessee 38117
                        Attn:  John M. Boushy
                        Facsimile No.: 901-762-8914

     With a copy to:    Harrah's Entertainment, Inc.
                        1023 Cherry Road
                        Memphis, Tennessee 38117
                        Attn:  John W. McConomy, Esq.
                        Facsimile No.: 901-762-8735

All such notices and communications shall be effective, if mailed, upon expiration of the fifth (5th) day following the date of mailing (except that any notice of change of address shall be effective only upon receipt by the party to whom such notice is addressed), and if delivered personally or delivered by courier, upon receipt or refusal of delivery, and if by facsimile, upon the first business day following confirmed transmission; provided such notice or communication is also mailed in accordance with the foregoing requirements within two (2) days of delivery by facsimile.

     IN WITNESS WHEREOF, Guarantor, intending to be legally bound, has caused this Guaranty to be executed as of the date first above written.

                         Guarantor:

                         SGI HOLDING CORPORATION LIMITED

                         By:/s/ Malcolm P. Burke
                            --------------------
                             Its:President
                                 ---------